Exhibit 5

July 27, 2021

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

Ladies and Gentlemen:

We have acted as counsel to NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), in connection with the preparation of a registration statement on Form S-3 (“Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), in connection with the registration of the offer and sale by NEP of $300,000,000 in aggregate offering price of common units representing limited partner interests in NEP (“Common Units”).

In connection with this opinion letter, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. We have assumed that there will be no changes to such documents and records, or expiration thereof, after the date hereof which would affect the opinion expressed herein.

Based upon the foregoing, we are of the opinion that the Common Units will be validly issued, and holders of the Common Units will have no obligation to make payments or contributions to NEP or its creditors solely by reason of their ownership of such Common Units (other than as provided in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”)), when:

a.    NEP’s board of directors (or a committee of the board of directors) shall have adopted appropriate resolutions (“Resolutions”) approving and authorizing the issuance and sale of such Common Units; and

b.    such Common Units shall have been issued and sold in compliance with NEP’s Fifth Amended and Restated Agreement of Limited Partnership, dated as of November 12, 2019 (“Partnership Agreement”), for the consideration contemplated by the Resolutions and otherwise as contemplated by the Registration Statement, a prospectus supplement and a purchase, underwriting, distribution or similar agreement relating to the offer and sale of such Common Units.

NextEra Energy Partners, LP

July 27, 2021

This opinion letter is limited to the DRULPA as in effect on the date hereof, and we do not express any opinion as to the effect of any other laws on the opinion herein stated.

We hereby consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legal Opinions” and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP